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                                                                      EXHIBIT 21


                      Santa Barbara Restaurant Group, Inc.
                              List of Subsidiaries


          Entity                     State of Incorporation    DBA
          ------                     ----------------------    ---
Santa Barbara Restaurant Group       Delaware                  N/A
Timber Lodge Steakhouse, Inc.        Minnesota                 Timber Lodge Steakhouse
JB's Family Restaurants, Inc.        Delaware                  JB's Restaurant, Galaxy Diner
JB Parent Corp.                      Delaware                  JB's Restaurant, Galaxy Diner &
                                                                  Timber Lodge Steakhouse
GB Franchise Corporation             California                Green Burrito
Green Burrito, Inc.                  California                Green Burrito
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